EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2015 (the “Effective Date”), by and between BMC Stock Holdings, Inc. (f/k/a Stock Building Supply Holdings, Inc.) (the “Company”) and Bryan J. Yeazel (the “Consultant”).

WITNESSETH

WHEREAS, immediately prior to the Effective Date, Consultant was employed by the Company as its Executive Vice President and Chief Operating Officer;

WHEREAS, the Company and Consultant have mutually agreed to end Consultant’s employment relationship with the Company as of the Effective Date;

WHEREAS, notwithstanding the termination of Consultant’s employment with the Company, the Company believes that it will benefit from the maintenance of an ongoing consulting arrangement between Consultant and the Company, pursuant to which Consultant will provide certain services on an independent contractor basis as outlined below; and

WHEREAS, the Company and Consultant desire to establish and document the terms and conditions of the consulting relationship between them.

NOW, THEREFORE, in consideration of the premises, the mutual promises and obligations of the parties set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Appointment of Consultant; Services. Company appoints Consultant and Consultant hereby accepts appointment as an independent contractor to perform certain advisory services as may be requested by the Company from time to time (the “Services”).
2.    Term; Termination. This Agreement will be effective as of the Effective Date and will continue in effect until terminated by either party upon written notice to the other party.
3.    Duties of Consultant. During the term of this Agreement, Consultant agrees to make himself reasonably available to render at the request of the Company’s Chief Executive Officer, such Services as are reasonably requested by the Company. Consultant will devote a reasonable amount of time, not to exceed forty hours (40) per month, to the provision of the Services. The Company will use reasonable efforts to schedule the Services at times that are reasonably convenient to Executive. Notwithstanding anything herein to the contrary, the parties intend that the date of the termination of Consultant’s prior employment with the Company constitutes the date of Consultant’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and the parties accordingly intend and agree that Consultant will not be expected or required to perform Services exceeding twenty percent (20%) of the average level of bona fide services he performed for the Company over the immediately preceding 36 months. For the purposes of determining whether a “separation from service” from the Company occurred within the meaning of Section 409A of the Internal Revenue

Code of 1986, as amended, and the regulations promulgated thereunder, the parties acknowledge and agree that Consultant worked more than 60 hours per week on average over the immediately preceding 36 months. Consultant agrees to diligently and competently perform the Services, provided that Consultant will at all times retain sole and absolute discretion and judgment in the manner and means of carrying out the Services.
4.    Services for Others. During his engagement with the Company, Consultant will be free to perform services for other persons and entities, provided that performance of such services does not materially interfere with Consultant’s performance of the Services under this Agreement, and provided further that Consultant will comply with Section 9 of this Agreement with respect to his services for or on behalf of other persons and entities.
5.    Compensation of Consultant.
(a)    As compensation for the performance of the Services, the Company will pay Consultant $375 per hour of Services provided and time incurred in furtherance of providing the Services (e.g., travel). Consultant agrees to invoice the Company on a monthly basis. Upon termination of this Agreement for any reason, Consultant will promptly provide the Company with an invoice as described above reflecting all unpaid fees through and including the date of termination, and the Company will pay such invoice within thirty (30) days from its receipt of the invoice.
(b)    For so long as this Agreement remains in effect, Consultant will be permitted to continue to participate in the Company’s group health benefit plans, including basic medical insurance, executive medical reimbursement through ArmadaCare or similar provider, dental and/or vision benefit plans (collectively “Health Plans”), on the same terms and conditions (including participant contributions) as are available to executives of the Company, but only if, to the extent and for so long as Consultant is not eligible for health insurance coverage provided by a subsequent employer. Notwithstanding the foregoing, Consultant shall not be entitled to continue participation in a Health Plan if prohibited by the terms of such Health Plan.
(c)    In the event that Consultant is required to travel in order to perform the Services under this Agreement, the Company will reimburse Consultant for such reasonable travel expenses incurred by him upon the presentation by Consultant of a detailed and itemized account of such expenses with proper documentation and such other supporting information as the Company may reasonably request. Except as provided above with respect to travel expenses, the Company will not be responsible for payment or reimbursement of Consultant’s expenses in his performance of the Services, unless such expense is approved in advance by the Company.
(d)    Company agrees to provide administrative support to Consultant for the purposes of arranging travel and preparing proper expense documentation (e.g., booking air travel, rental cars, hotels, entry of receipts into expense reimbursement system, etc.) in connection with Consultant’s services to the Company.

6.    Independent Contractor Status of Consultant.
(a)    Consultant’s legal status is as an independent contractor of Company. Nothing in this Agreement makes Consultant the agent, partner, joint venturer, employee or legal representative of Company for any purpose whatsoever; nor shall Consultant hold himself out as such. Consultant will have no authority to bind Company in any manner or for any purpose.
(b)    Consultant will not be an employee of Company for any purpose, including for purposes of the Fair Labor Standards Act’s minimum wage and overtime provisions, nor any other provision of federal, state, or local law applicable to employees. Further, Consultant understands and agrees that, except as expressly provided in Section 5(b) above, he will not be entitled to any employment benefits that may be made available by the Company to its employees, including but not limited to vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, and unemployment insurance benefits. The parties acknowledge that Consultant was an employee of Company immediately prior to the commencement of this Agreement, and nothing herein will waive any rights of Consultant to any accrued compensation or rights to continued participation in any benefit plans required as required by law or the specific terms of a benefit plan.
(c)    Consultant understands that the Company will not be responsible for withholding or paying any federal or state income, social security or other taxes in connection with any compensation paid under this Agreement, and Consultant agrees that he is solely responsible for any tax obligations which may arise from the payment of compensation to Consultant pursuant to this Agreement.
7.    Representations. Consultant hereby represents and warrants to Company that (a) Consultant is free to enter into this Agreement with Company and to perform the Services described herein; (b) the execution of this Agreement and the performance of the Services by Consultant will not result in the breach of any express or implied, oral or written, contract or agreement, to which Consultant is bound (including, without limitation, any non-competition agreement with a current or prior employer); and (c) the execution of this Agreement and the performance of the Services will not at any time interfere with or violate any third party rights (including, without limitation, the use, disclosure, misappropriation, or infringement of any confidential information, proprietary rights or intellectual property belonging to any other person or entity).
8.    Indemnification. Consultant agrees to indemnify and hold the Company harmless from and against any and all liabilities, claims, causes of action, losses, costs, fees (including, without limitation, attorneys’ fees), expenses, damages and penalties to the extent attributable to Consultant’s gross negligence or intentional misconduct in performing the Services or to Consultant’s material uncured breach of this Agreement. The Company agrees to indemnify and hold Consultant harmless from and against any and all liabilities, claims, causes of action, losses, costs, fees (including, without limitation, attorneys’ fees), expenses, damages and penalties related to the performance of the Services except to the extent attributable to Consultant’s gross negligence or intentional misconduct in performing the Services or to Consultant’s material uncured breach of this Agreement.

9.    Confidential Information.
(a)    Consultant acknowledges that during his engagement with Company he may have access to certain confidential and proprietary information belonging to the Company or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s business (collectively, “Confidential Information”). Consultant acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of information and material, including all copies, notes, or other reproductions or replicas thereof: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, licensed, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, know-how, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, employees, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Consultant reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.
(b)    Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Consultant or other violation of this Agreement; or (iii) is disclosed to Consultant by a third party under no obligation to maintain the confidentiality of the information.
(c)    Consultant agrees that he will maintain the confidentiality of the Confidential Information at all times during and following his engagement by the Company and will not, directly or indirectly, use or disclose any Confidential Information for any purpose other than to the extent necessary to perform the Services.
(d)    The restrictions in Section 9(c) above will not apply to any information that Consultant is required to disclose by law, provided that the Consultant (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.
(e)    Upon termination of Consultant’s engagement with the Company for any reason, or at any time upon request of the Company, Consultant will promptly deliver to the Company all Confidential Information in any form along with all personal property belonging to the Company that is in Consultant’s possession, custody, or control, including, without limitation, all files, memoranda, designs, correspondence, manuals, programs, data, records, notes, notebooks, reports, papers, equipment, computer software, proposals, or any other file, material, document or possession

(whether in hard copy or any electronic format), however obtained, along with any reproductions or copies.
(f)    Remedies. Consultant acknowledges and agrees that Consultant’s breach or threatened breach of this Section 9 may result in immediate and irreparable injury to Company, which injury may not be subject to redress by monetary damages. Accordingly, Consultant agrees that Company is entitled to enforce this Agreement by seeking a temporary restraining order, preliminary and permanent injunction and/or any other appropriate equitable relief to prevent or retrain such breach. Nothing in this Section prohibits the Company from pursuing any other remedies available to it in law or equity, including but not limited to the recovery of monetary damages.
10.    Benefit; Assignment. The rights, duties and obligations of the parties under this Agreement shall inure to the benefit and shall be binding upon their respective successors and permitted assigns. Neither this Agreement nor the respective rights, duties, obligations and responsibilities of Consultant under this Agreement may be assigned or transferred, in whole or in part, by Consultant to any other person, association, organization, company or other entity (including subcontractors) without the prior written consent of Company.
11.    Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. Any litigation arising out of or related to this Agreement will be brought exclusively in the state or federal courts of Wake County, North Carolina. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.
12.    Miscellaneous.
(a)    The provisions of Sections 6, 7, 8, 9, 10, 11, and 12 will survive the termination of this Agreement for any reason.
(b)    Should any provision of this Agreement or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Agreement and the application thereof, other than those provisions held invalid or unenforceable, shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.
(c)    No waiver by either party of any breach of this Agreement shall be construed as a waiver of any succeeding breach of this Agreement.
(d)    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.
(e)    This Agreement represents the entire and integrated agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral regarding the subject matter thereof. Notwithstanding the foregoing, nothing herein is intended to or shall modify, amend or supersede the provisions of that certain Separation Agreement and General Release of even date herewith by and between Stock Building Supply Holdings, Inc. and Executive (the “Separation Agreement”), which is independent of this Agreement and which remains in full force and effect.
(f)    This Agreement may be amended only by a written instrument signed by both Company and Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

CONSULTANT:	COMPANY:
/s/ Bryan J. Yeazel	BMC Stock Holdings, Inc. (f/k/a/ Stock Building Supply Holdings, Inc.)
Bryan J. Yeazel
	By:	/s/ Peter C. Alexander
	Name:	Peter C. Alexander
	Title:	President and CEO